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                                                                    EXHIBIT 10.5

                                COMMERCIAL LEASE
                                ----------------


BY AND BETWEEN THE UNDERSIGNED:

Total Raffinage Distribution, a corporation with stated capital of FRF 1,835,987,750 having its registered office at 84 rue de Villiers in Levallois Perret (92538), registered with the Registry of Commerce and Companies of Nanterre under No. B 542 034 921

Represented by Mr. Jean-Jacques Guilbaud, Director of Real Estate and Furnishing of TOTAL, duly authorized to act in this matter.

Hereinafter "THE LESSOR"


                                                  ON THE ONE HAND

EURO RSCG WORLDWIDE, a corporation with stated capital of FRF 243,360,000 having its registered office at 8, rue de l'Hotel de Ville 92500 Neuilly-sur-Seine, registered with the Registry of Commerce and Companies of Nanterre under No. B 335 480 265

Represented by Jacques HERAIL, President of EURO RSCG WORLDWIDE, duly authorized to act in this matter.

Hereinafter "THE LESSEE"


                                                  ON THE OTHER HAND

THE PARTIES HAVE AGREED AS FOLLOWS:

The LESSOR hereby grants this lease under the following terms and conditions to the LESSEE, who accepts the premises to be used exclusively as offices and related facilities, described below. By express agreement the parties agree to subject this lease to the provisions of Decree No. 53-940 of September 30, 1953 and its amending texts, for all matters not specified herein, and they represent that in the event that this regulation should become null and void, it would continue to be applicable to the parties, notwithstanding binding legal provisions to the contrary.


ARTICLE 1 - DESCRIPTION OF LEASED PROPERTY

A property to be used as commercial offices located in Levallois Perret (92538) 84 rue de Villiers, consisting of a ground level, ten upper floors and five underground floors including, in particular, an auditorium, staff cafeteria, records storage area and approximately 523 parking spaces (according to attached plans and specifications).
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                                       2

The LESSEE represents that it is perfectly familiar with said premises as they exist, without any exception or reservation, having seen and visited them prior to executing this agreement.


ARTICLE 2 - ENTRY INTO FORCE - TERM

This lease is granted for a term of nine full and consecutive years, beginning on the effective date of January 1, 1994.

The LESSEE expressly waives its right to terminate the lease at the end of the first three-year period.

The LESSEE alone shall have the authority to terminate the lease at the end of the second three-year period, by extra-judicial instrument, with six months' advance notice.


ARTICLE 3 - INTENDED PURPOSE

The LESSEE may use the premises that the are the subject of this lease exclusively as offices and related premises, with a reception area.


ARTICLE 4 -TERMS AND CONDITIONS

The parties shall be subject to the obligations arising from the law, as well as those set forth in this agreement, its exhibits and the agreement referenced in the foregoing statement.

4.1. MAINTENANCE AND REPAIRS
     -----------------------

     The LESSEE agrees to:

     a) Maintain the leased premises for the entire term of the lease in a good state of repair and maintenance (in accordance with the condition report on the premises, the first of which shall be prepared on the date that the premises are made available, and the second of which shall be prepared upon the assumption of possession after completion of the work), except for repairs of any kind arising from construction defects, whether apparent or not on the day the LESSEE takes possession, which the LESSOR shall be responsible for performing and the major repairs specified in Article 606 of the Civil Code, which shall be for the sole account of the LESSOR.

     b) Maintain in a good state of repair, operation and security, the electrical, mechanical and other systems that are part of the leased premises unless it is necessary to replace them due to their age or force majeure, or if required of the LESSOR, in accordance with the preceding paragraph.
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     c)   Accept that if it fails to carry out maintenance work for which it is responsible, the LESSOR shall carry it out in its place, once thirty days have passed after notice made by registered letter during which the work was not done, except in the event of an emergency that has been duly established. The LESSOR agrees to reimburse the cost of said work to the LESSEE upon presentation of justification within fifteen days of notice addressed to the LESSEE by the LESSOR.

     d) Inform the LESSOR or its representative as soon as possible of any significant repair and serious depreciation or deterioration of the leased premises, even when it does not result in any wear, from the time that it becomes aware of the same, under penalty of being held personally liable for paying the amount of the direct damages which could result from the delay in reporting the damage to the insurers.

     e) Return the premises leased to the LESSOR in a good state of repair and maintenance with only normal wear and tear at the end of the lease.

4.2. WORK AND IMPROVEMENTS
     ---------------------

     a) The LESSOR is authorized to carry out at its own expense, risk, and peril, any work necessary on the leased premises, which it deems useful or necessary.

          When said work requires the LESSOR to perform major work, the work plan must be submitted for approval by the LESSEE or it representative.

     b) All work of a permanent nature, changes, additions, installations, decorations and embellishments which the LESSEE may make to the leased premises during the term of the lease, as well as partitions, shall at the end of the lease revert to the LESSOR, unless the LESSEE elects, at its own cost, to return the premises to their original condition, excluding work that the LESSOR may have expressly approved.

     c)   The LESSEE agrees to:

          Make emergency repairs specified in Article 1724 of the Civil Code without decreasing the amount of the lease, even if these repairs last for more than forty days, and the LESSOR agrees to carry out the repairs as soon as possible.

          Provide for access to the premises that are the subject of this lease by the LESSOR, its representatives, architects, contractors and workers to visit, repair and maintain the building; except in emergency cases, there shall be a minimum of forty-eight hours notice for all visits.

          Pay for any modifications to connections, replacement of meters or interior equipment that may be required by the water or electricity distribution companies.
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     d)   The LESSEE likewise agrees to pay for work carried out on the public road or in neighboring buildings, even when it would result in hindering the enjoyment of the premises and without recourse against the Administration, the contractor of said work, the work, or the owners of the neighboring property, as applicable.

          The LESSOR agrees, however, to only carry out activities which may only be undertaken by itself as the owner, and which will restore full enjoyment, or provide compensation for the same.

4.3. GUARANTEE
     ---------

     The LESSEE agrees to:

     a)   only use the leased premises for the purposes set forth above in
          Article 3,

     b) maintain the premises in a permanent state of normal and effective use.

     The LESSEE must be personally responsible for all the necessary administrative authorizations for conducting its business and for the payment of any amount, taxes and other fees related to the activities carried out on the leased premises.

4.4. SUBLEASING
     ----------

     The LESSEE may partially or fully sublet the premises to one or more of its affiliates or to any other companies of the group in which the LESSEE holds, directly or indirectly, a minimum of 10% of the capital, after having provided written notification to the LESSOR.

     The LESSEE may not under any circumstances sublet the entire premises to any sublessees aside from those specified in the preceding paragraph: it may sublet portions of the premises to third parties that are not companies in its group with the prior express written consent of the LESSOR, and by means of an instrument which the LESSOR shall be party to. The LESSOR may only refuse its consent if the proposed sublessee does not provide sufficient guarantee of creditworthiness or if the work necessary to ensure the independence of the sublessee does not comply with regulations, or would adversely affect the security, the strength of the building or its market value. In the event of disagreements concerning the effects of work on the market value of the building, the LESSOR may not oppose subleasing, if the LESSEE agrees to return the premises to their original condition at the end of the lease.

4.5. ASSIGNMENT
     ----------

     The LESSEE may only assign its rights under this lease with the prior express written consent of the LESSOR except to a successor to its business and provided that the

     LESSEE remain guarantor and joint lessee of its assignee for payment of the rent and performance of the terms and conditions of the lease; the LESSOR shall be party to the
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      assignment, which must be made by means of an authenticated instrument, an authenticated copy of which shall be delivered to it to serve as proof of notice thereof and which may be used for the purpose of enforcing its rights thereunder, failing which, this assignment must be served by extra-judicial instrument pursuant to Article 1690 of the Civil Code.

4.6.  GENERAL TERMS AND CONDITIONS OF ENJOYMENT
      -----------------------------------------

      The LESSEE undertakes to:

      a) do nothing that may adversely affect the enjoyment of the neighboring parties.

      b) satisfy all ordinances of the city and police, and to observe all hygiene and other regulations.

      c) conduct its commercial activities in accordance with the law, rules and administrative regulations, in particular, the rules concerning equipment.

      d) not place any lighted sign without the prior approval of the LESSOR, which may only refuse approval for reasons of safety, regulatory issues or structural integrity. At the time of this authorization, the LESSOR shall establish a mutual agreement with the LESSEE regarding the dimensions and methods for mounting these signs. It is understood that the LESSEE must observe the regulations in force and ensure the maintenance of these signs.

      f) observe all safety regulations, as well as any requirements issued by the Administration concerning the safety and hygiene of the building.

4.7.  TAXES AND LEASING FEES
      ----------------------

      The LESSEE agrees to:

      a) pay all taxes for which tenants are customarily responsible, and in particular, its personal contributions and furnishings, local taxes, the professional tax, also assuming by mutual agreement of the parties, the taxes for which the LESSOR may and shall be held liable, which are related to the use of the premises. Contrary to the preceding, the LESSOR shall be responsible for the payment of the real-property tax and the Ile de France office tax.

      b) in addition, pay the [street] cleaning tax, household garbage removal tax and the cleaning fees as well as all new taxes, for which tenants are responsible, in accordance with the law.

4.8.  LIABILITY AND RECOURSE
      ----------------------
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       The LESSOR waives all recourse that it would be justified to claim against the LESSEE and its insurers, for all types of damage or harm which it may suffer, and agrees to obtain the same waiver from its insurers.

       In return, the LESSEE waives all recourse against the LESSOR and its insurers for all types of damage or harm which it may suffer, and agrees to obtain the same waiver from its insurers.

4.9.   INSURANCE
       ---------

       The LESSOR shall take out insurance policies that guarantee:
       - the financial consequences of its liability,
       - its assets.

       The LESSEE shall take out insurance policies that guarantee:
       - the financial consequences of its liability,
       - its assets.

       The LESSEE must maintain and renew these contracts during the entire term of the lease, pay the premiums on a regular basis and, at the request of the LESSOR, provide proof of insurance coverage.

4.10.  VISITATION OF THE PREMISES
       --------------------------

       a) The LESSOR reserves the right for itself or any other party representing the LESSOR or duly authorized, to enter the leased premises during business hours with 24 hours' prior notice except in the event of an emergency in order to take measures to protect its rights and/or to make necessary repairs to the building.

       b) As soon as notice to leave has been given and during the last six months of possession of the leased premises, as well as in the event that the building or the leased premises are placed on the market for sale, the LESSEE must allow all prospective buyers accompanied by the LESSOR or its authorized representative to visit the premises every work day between 10 a.m. and 5 p.m., with the understanding, however, that to the extent possible, the LESSEE shall be given 48 hours' notice.

       c) Six months prior to the expiration of this lease, the LESSOR may place on the facade of the building, in agreement with the LESSEE, a sign or banner.

4.11.  RETURN OF THE PREMISES
       ----------------------

       a) Prior to vacating the premises, the LESSEE must, prior to any activity, even partial movement of furnishings and goods, justify the payment of contributions for which it is liable for both the past and current years and all forms of its rent and charges, by presentation of payment receipts.
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                                       7

       b) It must also return the leased premises in good condition and must pay the cost of repairs that may be necessary.

       c) To this end, no later than the termination date of the lease, a report of the condition of the premises shall be prepared, which shall include the statement of repairs to be made that are the responsibility of the LESSEE.

       d) The LESSEE shall pay directly to the LESSOR the amount of the necessary repairs pursuant to the quote prepared by the LESSOR's architect and accepted by the LESSEE. The same conditions shall be in force even if the LESSEE refuses to sign the condition report.

4.12.  OPERATING COSTS FOR THE PROPERTY
       --------------------------------

       Since the entire building is leased to the LESSEE, it must pay all of the operating costs. For a period of six months following the end of the work the LESSOR shall willingly provide assistance to the LESSEE on all matters regarding the operation of the property and its maintenance.

4.13.  MAINTENANCE AGREEMENTS
       ----------------------

       The LESSOR agrees to cancel any maintenance agreements upon the execution of this lease unless the LESSEE expresses the desire to assume the same in its own name.

       Upon vacation by the LESSEE, a copy of any current maintenance agreements shall be provided to the LESSOR.


ARTICLE 5 - RENT

5.1 This lease is granted and accepted in exchange for a base annual rent excluding taxes and charges of FORTY-FIVE MILLION FRANCS (FRF 45,000,000).

5.2 The rent shall be payable to the LESSOR, or to its representative, in advance on the first day of each calendar quarter. A rent statement shall be sent by the LESSOR to the LESSEE fifteen days before the payment due date.

       This rent amount excludes value added tax, and the LESSEE correspondingly agrees to pay to the LESSOR the amount of any VAT above and beyond the amount of the rent, or any other new tax which replaces or supplements the same, at the legal rate applicable on the date of each payment

       In the event that a rent payment is late, the LESSEE shall owe to the LESSOR, as compensation, late interest compounded daily at the average base bank rate plus two points, on any amount owed, fifteen days after prior notice is given without effect,
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                                       8


       without prejudice to the application of the clauses specified below under
       ARTICLE 7 "TERMINATION".


ARTICLE 6 - CONTRACTUAL INDEXING OF RENT

The rent amount specified above shall be automatically adjusted upwards or downwards each year as from the entry into force of the lease, without any judicial or extra-judicial formalities, on the anniversary of the effective date of the lease, in function of the changes in the national construction cost index, with the base index being the last known index as of the effective date of the lease, or the index for the second quarter of 1993, the reference index to be considered for indexing shall be the index corresponding to the second quarter of each of the following years.

These provisions shall be a required and determining condition of this lease, without acceptance of which the lease shall not be granted.

The parties acknowledge that the indices chosen relate directly to the purpose of this agreement.

In the event that, for any reason whatsoever, the indices chosen above for indexing the rent amount are no longer published, the indexing shall be performed using as a basis either the replacement index, or a new, index chosen by common accord between the parties. If no agreement can be reached regarding the choice of the new index, the parties shall ask the Court of Grand Instance of NANTERRE to rule on the matter in expedited proceedings (refere). The new index must reflect construction costs as accurately as possible on the national level, or in the region of Paris.


ARTICLE 7 -TERMINATION

It is expressly agreed that if payment is not made in whole or in part when due for even a single period of rent and charges, and any accessory charges and any legal expenses, and in the absence of any execution, and thirty days after simple notice to pay or comply, containing mention of this clause, if the breach is not cured, the lease shall be immediately and automatically terminated, at the discretion of the LESSOR, even if payment is made after the aforementioned notice term, without any other formality; a judge ruling on an expedited matter (Juge des Referes) shall have competent jurisdiction, if necessary, to order the eviction of the LESSEE, without prejudice to claims for all with the reservation of damages and interest.

Any rent amount paid in advance shall be received by the LESSOR as first damages and interest, without prejudice to any other amounts owed as a result of LESSEE's actions.

Any procedural, legal or protective expenses, as well as any report and notification expenses, if they are necessary, in accordance with the Law of March 17, 1909, shall be paid by the LESSEE and shall be considered to be supplemental and accessory charges to the rent.
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ARTICLE 8  GUARANTEE

The LESSEE shall deliver to the LESSOR, within thirty days following the effective date of the lease, a guarantee on the performance of this lease in the form of a security deposit representing three months' rent excluding taxes, issued by a reputable financial institution or bank, on the condition that, by mutual agreement, this security may be replaced with any other form of guarantee proposed by the LESSEE and deemed to be equivalent by the LESSOR.

The obligation arising from the security deposit or any other guarantee shall remain in force during the entire term of the lease, until the final settlement of any compensation which the LESSEE may owe to the LESSOR upon termination of the lease and return of the premises.

If the lease is terminated, in accordance with Article 7 above, the obligation arising from the security deposit shall remain until the final ruling or agreement is executed by the parties.


ARTICLE 9 -  REGISTRATION

This lease shall be subject to stamp duty.

The LESSOR hereby chooses to subject its rent and fees to the value added tax; this option releases the LESSEE from the payment of the annual registration fee received on the amount of the rent, in accordance with Article 208 of the General Tax Code.


ARTICLE 10 - DOMICILE

The parties hereby elect domicile at their respective registered offices for the performance of this instrument and any related items.


The parties hereby assign competent jurisdiction for the performance of this lease and any related items to the Courts of NANTERRE.


                                        Executed at Levallois Perret
                                        On July 21, 1993

EURO RSCG WORLDWIDE                     TOTAL RAFFINAGE DISTRIBUTION
[signature]                             [signature]